Exhibit 99.2

Digital Realty Announces Expiration of Tender Offer for Any and All of Digital Realty Trust, L.P.’s Outstanding 3.400% Notes Due 2020 and 5.250% Notes Due 2021

San Francisco, CA – June 14, 2019 – Digital Realty Trust, Inc. (NYSE: DLR) (“Digital Realty”) announced today the expiration of the previously announced cash tender offer (the “Offer”) by Digital Realty Trust, L.P. (the “Issuer”), its operating partnership subsidiary, for any and all of its outstanding 3.400% notes due 2020 (CUSIP No. 25389JAN6) (the “2020 Notes”) and any and all of its outstanding 5.250% notes due 2021 (CUSIP No. 25389JAJ5) (the “2021 Notes,” and together with the 2020 Notes, the “Notes”). The Offer expired at 5:00 p.m., New York City time, on Friday, June 14, 2019 (the “Expiration Date”). As of the expiration of the Offer, $445,863,000 or 89.17% of the $500,000,000 aggregate principal amount of the 2020 Notes and $283,405,000 or 70.85% of the $400,000,000 aggregate principal amount of the 2021 Notes had been validly tendered and not withdrawn in the Offer. The Issuer accepted for purchase all of the Notes validly tendered and delivered (and not validly withdrawn) in the Offer at or prior to the Expiration Date. Payment for the Notes purchased pursuant to the Offer is intended to be made on June 17, 2019 (the “Settlement Date”) or June 19, 2019 (the “Guaranteed Delivery Settlement Date”), as applicable.

The consideration to be paid under the Offer will be $1,013.38 per $1,000 principal amount of 2020 Notes and $1,044.01 per $1,000 principal amount of 2021 Notes, plus accrued and unpaid interest to, but not including, the Settlement Date or Guaranteed Delivery Settlement Date, as applicable. The total Offer consideration of $754,708,957.22, including accrued and unpaid interest, will be funded from a portion of the net proceeds from the previously announced issuance and sale by the Issuer of its U.S. dollar-denominated 3.600% Notes due 2029.

The Offer was made pursuant to the Issuer’s Offer to Purchase dated June 10, 2019 and Notice of Guaranteed Delivery. J.P. Morgan Securities LLC acted as Dealer Manager for the Offer. This press release is neither an offer to purchase nor a solicitation to buy any of the Notes nor is it a solicitation for acceptance of the Offer.

The Issuer intends to redeem all of the Notes that have not been tendered in the Offer and the anticipated redemption date will be July 17, 2019.

About Digital Realty

Digital Realty supports the data center, colocation and interconnection strategies of more than 2,000 firms across its secure, network-rich portfolio of data centers located throughout North America, Europe, Latin America, Asia and Australia. Digital Realty’s clients include domestic and international companies of all sizes, ranging from cloud and information technology services, communications and social networking to financial services, manufacturing, energy, healthcare and consumer products.

For Additional Information:

Andrew P. Power

Chief Financial Officer

Digital Realty

(415) 738-6500

Investor Relations

John J. Stewart

Digital Realty

(415) 738-6500

investorrelations@digitalrealty.com

Safe Harbor Statement

This press release contains forward-looking statements which are based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include, among others, the following: the competitive environment in which we operate; reduced demand for data centers or decreases in information technology spending; decreased rental rates, increased operating costs or increased vacancy rates; increased competition or available supply of data center space; the suitability of our data centers and data center infrastructure, delays or disruptions in connectivity or availability of power, or failures or breaches of our physical and information security infrastructure or services; our dependence upon significant customers, bankruptcy or insolvency of a major customer or a significant number of smaller customers, or defaults on or non-renewal of leases by customers; breaches of our obligations or restrictions under our contracts with our customers; our inability to successfully develop and lease new properties and development space, and delays or unexpected costs in development of properties; the impact of current global and local economic, credit and market conditions; our inability to retain data center space that we lease or sublease from third parties; difficulties managing an international business and acquiring or operating properties in foreign jurisdictions and unfamiliar metropolitan areas; our failure to realize the intended benefits from, or disruptions to our plans and operations or unknown or contingent liabilities related to, our recent acquisitions; our failure to successfully integrate and operate acquired or developed properties or businesses; difficulties in identifying properties to acquire and completing acquisitions; risks related to joint venture investments, including as a result of our lack of control of such investments; risks associated with using debt to fund our business activities, including re-financing and interest rate risks, our failure to repay debt when due, adverse changes in our credit ratings or our breach of covenants or other terms contained in our loan facilities and agreements; our failure to obtain necessary debt and equity financing, and our dependence on external sources of capital; financial market fluctuations and changes in foreign currency exchange rates; adverse economic or real estate developments in our industry or the industry sectors that we sell to, including risks relating to decreasing real estate valuations and impairment charges and goodwill and other intangible asset impairment charges; our inability to manage our growth effectively; losses in excess of our insurance coverage; environmental liabilities and risks related to natural disasters; the expected operating performance of recent acquisitions and descriptions relating to these expectations; our inability to comply with rules and regulations applicable to our company; our failure to maintain our status as a REIT for U.S. federal income tax purposes; our operating partnership’s failure to qualify as a partnership for U.S. federal income tax purposes; restrictions on our ability to engage in certain business activities; changes in local, state, federal and international laws and regulations, including related to taxation, real estate and zoning laws, and increases in real property tax rates; changes in the business or financial condition of us or our business; our ability to deliver high-quality properties and services, to attract and retain qualified personnel and to attract and retain customers; and the impact of any financial, accounting, legal or regulatory issues or litigation that may affect us. For a further list and description of such risks and uncertainties, see the reports and other filings by the company with the U.S. Securities and Exchange Commission, including the company’s Annual Report on Form 10-K for the year ended December 31, 2018 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2019. The company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.